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                               [ENRON CORP LOGO]

               SUPPLEMENT TO PROXY STATEMENT DATED MARCH 25, 1994

                                 APRIL 22, 1994

         The Annual Meeting of Stockholders of Enron Corp. ("Enron") will be held in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 10:00 a.m. Houston time on Tuesday, May 3, 1994. Stockholders of record at the close of business on March 7, 1994 are entitled to vote at the meeting. Enron has previously forwarded to you a Proxy Statement dated March 25, 1994, together with an enclosed proxy card and a postage-paid, return envelope.

         Preferred Convertible Stock Amendment; Revocability. If you have not executed and returned your proxy card, please do so. The proposal to amend the Restated Certificate of Incorporation requires the affirmative vote of at least a majority of the voting power of the outstanding Common Stock and Preferred Convertible Stock, not simply a majority of the voting power present in person or represented by proxy at the meeting. THEREFORE, IT IS PARTICULARLY IMPORTANT THAT YOU EXECUTE AND RETURN YOUR PROXY PROMPTLY. Any stockholder giving a proxy may revoke it at any time, provided written notice of such revocation is received by the Vice President and Secretary of Enron before such proxy is voted. Stockholders attending the meeting may revoke their proxies and vote in person.

         Certain Transactions. In the ordinary course of its business, Enron proposes to enter into a gas storage agreement with Bruin Interests, L.L.C. ("Bruin"), of which Mark K. Lay owns a 48% equity interest. Mark K. Lay is a son of Kenneth L. Lay, Chairman of the Board and Chief Executive Officer of Enron. Pursuant to the agreement, Bruin (or an assignee of its interest under the agreement) will have the right to inject up to approximately 8 billion cubic feet of natural gas into an underground storage facility owned by Houston Pipe Line Company ("HPL"), an Enron subsidiary, and the right to withdraw the stored natural gas beginning in December 1994. Bruin or its assignee will make an $800,000 prepayment to HPL and will agree to make certain payments to HPL upon withdrawal of the natural gas from storage. The amount of the withdrawal payments will depend in part upon then prevailing market prices for natural gas. Bruin will also agree to make specified payments to HPL to cover certain expenses. HPL will have the option to purchase the natural gas held in storage at the index price for natural gas at the beginning of the month. Bruin has advised HPL that it will assign its interest in the gas storage agreement to a party unaffiliated with Bruin or Enron and that in consideration for such assignment Bruin will receive a portion of the assignee's profits, if any, from its activities associated with the gas storage agreement. Bruin and HPL are also engaged in discussions regarding possible agreements on similar terms for the four years following expiration of the agreement. Enron believes that the terms of the gas storage agreement with Bruin are comparable to those available to unaffiliated third parties, and Enron does not intend to engage in any transaction with Bruin except on terms that Enron believes are comparable to those available to unaffiliated third parties.